Exhibit 26 (g) (vi)

Interests and Liabilities Agreement

attached to and forming part of the

Business Travel Accident Special Risk Reinsurance Contract Effective: May 1, 2018

entered into by and between

The Prudential Insurance Company of America
a New Jersey corporation
and/or any subsidiaries or affiliated companies

and

Hiscox Syndicate No. 33 (HIS) London, England
(hereinafter referred to as the "Subscribing Reinsurer')

The Subscribing Reinsurer hereby accepts the following percentage share(s) in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above:

8.5%	of the Exhibit A- Quota Share

8.5%	of the Exhibit B- Per Person Excess Of Loss

8.5%	of the Exhibit C - Business Travel Accident Per Policy
Aggregate Excess of Loss

8.5%	of the Exhibit D- War Risk

8.5%	of the Exhibit E - Known Concentrations

8.5%	of the Exhibit F- Unusual Risks

8.5%	of the Exhibit G -Accidental Death and Dismemberment
Per Policy Aggregate Excess of Loss

This Agreement shall become effective at 12:01 a.m. local standard time (as set forth in the
Company's policies), May 1, 2018, and shall continue in force until12:01 a.m. local standard time (as set forth in the Company's policies), May 1, 2019, unless earlier terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

181L\AQUA1007\8A5 Page 1 of 2	AON Empower Results®

Exhibit 26 (g) (vi)

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

This 23rd day of May in the year 2018

Hiscox Syndicate No. 33 (HIS)

/s/ Illegible Signature

181L\AQUA1007\8A5 Page 2 of 2	AON Empower Results®